Exhibit 99.1

Reed’s Inc. Announces Proposed Public Offering of Common Stock

NORWALK, CT, November 19, 2020 (GLOBE NEWSWIRE) — Reed’s Inc. (NASDAQ: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced that it intends to offer shares of its common stock in an underwritten public offering. Reed’s also expects to grant to the underwriters of the offering a 45-day option to purchase additional shares of common stock offered in the underwritten public offering on the same terms and conditions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Roth Capital Partners is acting as sole book-running manager for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ:NHLD) is acting as co-manager.

Reed’s intends to use the net proceeds of the offering for the repayment of approximately $4.6 million under its senior credit facility and approximately $4.0 million for the repayment of its Subordinated, Convertible, Non-Redeemable Secured Note (the “Raptor Note”) in favor of Raptor/ Harbor Reeds SPV, LLC originally issued April 21, 2017. Reed’s intends to use the remaining proceeds to fund working capital and for general corporate purposes. In addition Raptor/ Harbor Reeds SPV, LLC has agreed that the remaining approximately $1.0 million outstanding under the Raptor Note will be satisfied by issuance of approximately $1.0 million in shares of Reed’s common stock in a private placement transaction at the public offering price.

A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (the “SEC”) and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying prospectus will be filed with the Securities and Exchange Commission and, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(617) 956-6736, Ext 2

Email: ir@reedsinc.com

www.reedsinc.com